Exhibit 10.7
AWARD AGREEMENT UNDER THE XPO
LOGISTICS, INC. CASH LONGTERM INCENTIVE PLAN,
dated as of 15Jan2020, (the “Grant Date”), between XPO
LOGISTICS, INC., a Delaware corporation (the “Company”),
and Andrew Wilkerson.
This Award Agreement (this “Award Agreement”) sets forth the terms and conditions of a cash award (this “Award”) that are subject to the terms and conditions specified herein granted to you under the XPO Logistics, Inc. Cash LongTerm Incentive Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, up to $200,000 of cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” means: (i) your dereliction of duties or gross negligence or failure to perform your duties or refusal to follow any lawful directive of the officer to whom you report; (ii) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company; (iii) your commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) your breach of any fiduciary duties to the Company or any agreement with the Company; (v) any act, or failure to act, by you in bad faith to the detriment of the Company; (vi) your failure to provide the Company with at least 30 days’ advanced written notice of your intention to resign; (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (viii) your failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time, and (ix) your conviction of, or plea of nolo contendere to, a felony or any serious crime; provided thatin cases where cure is possible, you shall first be provided a 15day cure period. If, subsequent to your termination of employment for any reason other than by the Company for

Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
“Code” means the Internal Revenue Code of 1986, as amended.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means the next regularly scheduled payroll date following the earliest of (i) the applicable Vesting Date; (ii) the date of your termination of employment; or (iii) a Change of Control.
“Vesting Date” means the date on which the service requirement set forth in Section 3(a) of this Award Agreement is met.
SECTION 3. Vesting and Settlement. Regularly Scheduled Settlement. Except as otherwise provided in this Award Agreement, the vesting period will be the three calendar year period commencing with the year in which the Grant Date occurs and one–twelfth of the Award will become vested on the last day of the calendar quarter in which the Grant Date occurs and each subsequent calendar quarter during such vesting period (each, a “Vesting Date”), subject to your continued employment through each such Vesting Date.
(a) Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan:
(i) if your employment terminates by reason of your death, the remainder of the Award shall vest in full immediately;
(ii) if your employment is terminated by the Company for Cause or by reason of your Disability, the remainder of the Award shall be immediately forfeited;
(iii) if your employment is terminated by the Company without Cause,
(A) you shall vest in the sum of the portion of the Award scheduled and eligible to vest on each of the Vesting Dates occurring after the date of termination and before the next anniversary of the Grant Date immediately following the date of termination, and (B) the remainder of the Award shall be forfeited; and

(iv) if you resign for any reason, (A) you shall vest in a portion of the Award, solely with respect to the portion of the Award scheduled and eligible to vest on the Vesting Date immediately following the date of termination, equal to the product of (x) the portion of the Award scheduled and eligible to vest on the Vesting Date immediately following the date of termination and (y) a fraction, the numerator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the date of termination of your employment and the denominator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the Vesting Date immediately following the date of termination,and (B) the remainder of the Award shall be forfeited.
By way of illustration, if, on the date that is two (2) months after the first Vesting Date, your employment terminates (A) by reason of a termination by the Company without Cause, you shall vest in three–twelfths of the Award (i.e., the sum of the one–twelfth of the Award that was scheduled and eligible to vest on the second, third, and fourth Vesting Dates) or (B) by reason of your resignation, you shall vest in two–thirds (2/3) of the portion of the Award (i.e., one–twelfth) that was scheduled and eligible to vest on the second Vesting Date and, in each case, the remainder of the Award shall be forfeited.
(b) Change of Control. Upon a Change of Control that occurs during your employment, the Award shall vest in full immediately.
(c) Settlement of Award. On the Settlement Date, the Company shall deliver to you or your legal representative a lump sum cash payment equal to the portion of the Award that has vested in accordance with the terms of this Award Agreement.
SECTION 4. Forfeiture of Award. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non disparagement or confidentiality provisions) contained in any arrangements with the Company (including any Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the Award shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the Award has vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of the Award; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5. Non-Transferability of Award. Unless otherwise provided by the Administrator in its discretion, the Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 8 (a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of the Award in violation of the provisions of this Section 5 and Section 8(a) of the Plan shall be void.
SECTION 6. Withholding, Consents and Legends.
(a) Withholding. The delivery of cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 8(c) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any portion of the Award, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the Award, if authorized by the Administrator in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the cash you would be entitled to receive upon settlement of the Award, an amount equal to such withholding tax liability.
(b) Consents. Your rights in respect of the Award are conditioned on the receipt to the full satisfaction of the Administrator of any required consents that the Administrator may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Administrator deems advisable to administer the Plan).
SECTION 7. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 8. Administrator Discretion. The Administrator shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 9. Dispute Resolution.
(a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 9(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 9, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 10. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc.
Five American Lane
Attention: Chief Human Resources
Officer

If to you:	To your address as most recently supplied to
the Company and set forth in the Company’s
records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 11. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 12. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 13. Amendment of this Award Agreement. The Administrator may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent.
SECTION 14. Section 409A. It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(a) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(b) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A2(b)(2)(iii).

(c) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 16. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 16 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the noncash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 16, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 16, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 16. In connection with making determinations under this Section

16, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
The parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.

by	/s/ Meghan Henson
Name: Meghan Henson
Title: Chief Human Resources Officer
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